Exhibit 2.1

fourth AMENDMENT TO

SHARE EXCHANGE AGREEMENT

This FOURTH AMENDMENT TO SHARE EXCHANGE AGREEMENT (the “Fourth Amendment”), dated as of June 24, 2020, by and among Diginex Ltd., a Hong Kong company (the “Company”), the stockholders of the Company (each, a “Stockholder” and collectively the “Stockholders”), Pelham Limited, a Hong Kong company, as the representative of the Stockholders (the “Stockholders’ Representative”), Diginex Limited, a Singapore public company limited by shares (“Singapore NewCo”) (f/k/a Digital Innovative Limited), DIGITAL INNOVATIVE LIMITED, a British Virgin Islands business company (“BVI NewCo”), and 8i Enterprises Acquisition Corp, a British Virgin Islands business company (the “Purchaser”, and collectively the “Parties”).

W I T N E S E T H :

A.	The Company, the Stockholders, the Stockholders’ Representative and the Purchaser entered into that certain Share Exchange Agreement, dated as of July 9, 2019 (as amended by the Amendment and Joinder and Second Amendment (each defined below), the “Share Exchange Agreement”).

B.	The Company, the Stockholders, the Stockholders’ Representative, Singapore NewCo, BVI NewCo, and the Purchaser entered into that certain Amendment and Joinder to the Share Exchange Agreement, dated October 8, 2019 (the “Amendment and Joinder”).

C.	The Company, the Stockholders, the Stockholders’ Representative, Singapore NewCo, BVI NewCo, and the Purchaser entered into that certain Second Amendment to the Share Exchange Agreement, dated January 28, 2020 (the “Second Amendment”).

D.	The Company, the Stockholders, the Stockholders’ Representative, Singapore NewCo, BVI NewCo, and the Purchaser entered into that certain Third Amendment to the Share Exchange Agreement, dated May 4, 2020 (the “Third Amendment”).

E.	The Parties desire to make certain additional amendments to the Share Exchange Agreement as set forth in this Fourth Amendment.

The Parties accordingly agree as follows:

1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Share Exchange Agreement.

2. Amendments.

a. New Definition. ARTICLE I of the Share Exchange Agreement is hereby amended by adding the following definition:

1.132 “Free Trading Shares” means the 5,000,000 Singapore NewCo Ordinary Shares referred to in Section 9.2(g) of the Share Exchange Agreement, the 1,000,000 Singapore NewCo Ordinary Shares to be issued to a third party adviser or consultant referred to in section 4 of the Third Amendment to the Share Exchange Agreement, the 264,000 Singapore NewCo Ordinary Shares to be issued to 8i Enterprises Pte Ltd upon the consummation of the Business Combination and the Singapore NewCo Ordinary Shares to be issued to 8i Enterprises Pte Ltd by virtue of the various promissory notes issued by the Purchaser.

b. Covenants of all Parties to the Agreement. Article VIII of the Share Exchange Agreement is hereby amended by inserting new Sections 8.9, 8.10 and 8.11:

8.9 Payment of Extension Fee. The Purchaser and Diginex shall take all steps required pursuant to the Trust Agreement, including without limitation, each of them paying half of $575,000 by June 23, 2020 into the Trust Account, to extend the time available to consummate the Business Combination for an additional three (3) months to October 1, 2020.

8.10 Purchaser Special Meeting; Closing Date. The parties shall use their commercially reasonable efforts to fulfill their respective covenants and closing conditions to hold the Purchaser Special Meeting no later than September 15, 2020, and hold the Closing of the Business Combination no later than September 28, 2020.

8.11 Free Trading Shares. The parties shall use their commercially reasonable efforts to procure that the Free Trading Shares be tradeable from the day immediately following the Closing Date.

c. Termination without Default. Section 12.1(b) of the Share Exchange Agreement is hereby amended so that the “Outside Closing Date” shall be September, 30, 2020.

3. No Other Amendments. Except for the amendments expressly set forth in this Fourth Amendment, the Share Exchange Agreement shall remain unchanged and in full force and effect.

4. Entire Agreement. The Share Exchange Agreement (as amended by this Fourth Amendment), together with the Additional Agreements, sets forth the entire agreement of the Parties with respect to the subject matter hereof and thereof, and there are no restrictions, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof or thereof, other than those expressly set forth in the Share Exchange Agreement (as amended by this Fourth Amendment) or the Additional Agreements. The Share Exchange Agreement (as amended by this Fourth Amendment) supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein; provided, however, that the Parties acknowledge that the Section entitled “No Trading” in that certain Summary of Non-Binding Terms between the Company and Singapore NewCo (as amended) shall remain in full force and effect.

5. Governing Law. This Fourth Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

6. Severability. A determination by a court or other legal authority of competent jurisdiction that any provision of this Fourth Amendment is legally invalid shall not affect the validity or enforceability of any other provision hereof. The Parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

7. Counterparts; Facsimile Signatures. This Fourth Amendment may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Fourth Amendment shall become effective upon delivery to each Party an executed counterpart or the earlier delivery to each Party an original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

8. Captions. Captions are not a part of this Fourth Amendment, but are included for convenience, only.

9. Further Assurances. Each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Fourth Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Fourth Amendment to be duly executed as of the day and year first above written.

Purchaser:

8i Enterprises Acquisition Corp

By:	/s/ James Tan
Name:	James Tan
Title:	CEO

Company:

Diginex Ltd.

By:	/s/ Miles Pelham
Name:	Miles Pelham
Title:	Chairman

Stockholders’ Representative:

Pelham Limited

By:	/s/ Miles Pelham
Name:	Miles Pelham

Stockholders:

/s/ Miles Pelham
Name:	Miles Pelham

Singapore NewCo:

Diginex Limited

By:	/s/ Paul Ewing
Name:	Paul Ewing
Title:	Director

BVI NewCo:

DIGITAL INNOVATIVE LIMITED

By:	/s/ Miles Pelham
Name:	Miles Pelham
Title:	Director

[Signature page to Fourth Amendment to Share Exchange Agreement]